Exhibit 5
June 1, 2012
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184
Ladies and Gentlemen:
I am counsel to Haemonetics Corporation, a Massachusetts Corporation (the “Company”), and as such counsel I am familiar with the corporate proceedings taken in connection with the adoption and amendment of the Company's 2005 Long-Term Incentive Compensation Plan (the “Plan”).  I am also familiar with the Registration Statement on Form S-8 to which a copy of this opinion will be attached as an exhibit.
As such counsel, I have examined the corporate records of the Company including its Restated Articles of Organization, as amended, By-laws, Minutes of Meetings of its Board of Directors and Stockholders and such other documents as I have deemed necessary as a basis for the opinions herein expressed.
Based upon the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that:
1.             The Company is validly existing as a corporation and in good corporate standing under the laws of the Commonwealth of Massachusetts.
2.             The Company has duly authorized the issuance of 150,000,000 shares of common stock, $.01 par value per share (“Common Stock”).
3.             The shares of Common Stock issuable pursuant to the Plan have been duly authorized, and when issued in accordance with the terms of the Plan, such shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to reference to me under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

By:	/s/ Sandra Jesse
Sandra Jesse
Vice President and Chief Legal Officer